Exhibit 99.1

For Immediate Release
January 18, 2011

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY
 AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended December 31, 2010, of $734,000, or $0.39 per share of common stock, basic and diluted, compared to net income of $431,000, or $0.22 per share of common stock, basic and diluted, for the three months ended December 31, 2009.  Net income increased $303,000 due to an increase of $321,000 in net interest income and decreases of $200,000 in the provision for loan losses and $54,000 in noninterest expense, partially offset by a decrease of $136,000 in noninterest income and an increase of $136,000 in income taxes.  During 2010, we completed our second step conversion from the mutual holding company form of organization to a full stock company.  Per share information for the three and twelve months ended December 31, 2010, is based upon 1,883,328 and 1,903,336 average shares outstanding, respectively, compared to the three and twelve months ended December 31, 2009, based upon 1,920,817 and 1,927,250 average shares outstanding, respectively.

The Company reported unaudited net income of $2,066,000, or $1.09 per share, basic, and $1.08 per share, diluted, for the twelve months ended December 31, 2010, compared to net income of $1,396,000, or $0.72 per share, basic and diluted, for the twelve months ended December 31, 2009.  Net income increased $670,000 due to an increase of $588,000 in net interest income and a decrease of $850,000 in the provision for loan losses, partially offset by a decrease of $12,000 in noninterest income and increases of $451,000 in noninterest expense and $305,000 in income taxes.

The increase in net interest income during 2010 reflected a greater decrease in interest expense than interest income during the comparative period.  We experienced decreases of $891,000 in interest income and $1.5 million in interest expense during 2010, as compared to 2009.  Net interest income has benefited from a continuing steep yield curve as lower short-term market rates of interest have resulted in our deposits repricing faster than our loans, which have yields tied to higher long-term rates.  The decrease of $850,000 in the provision for loan losses during 2010 was primarily due to a significantly higher level of provisions made during the second quarter of 2009.  Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses at December 31, 2010 to be adequate.  The allowance for loan losses has increased to $3.0 million, or 1.7% of total loans, at December 31, 2010, from $2.3 million, or 1.3% of total loans, at December 31, 2009.

The decrease of $12,000 in noninterest income during 2010 was primarily due to decreases of $215,000 in net income on mortgage banking operations and $137,000 in gains on sales of securities, partially offset by increases of $203,000 in commission income and $105,000 in service charges on deposit accounts.  The increase of $451,000 in noninterest expense was primarily due to increases of $286,000 in compensation and benefits and $224,000 in the impairment of mortgage servicing assets reflecting higher prepayment speeds.  The increase in noninterest expense was partially offset by a decrease of $137,000 in FDIC deposit insurance assessments reflecting the special assessment that was made during the second quarter of 2009.

Total assets at December 31, 2010 increased to $301.5 million from $288.8 million at December 31, 2009.  Total deposits at December 31, 2010 were $256.8 million, compared to $254.7 million at December 31, 2009.  Total stockholders’ equity increased to $35.7 million at December 31, 2010 from $25.3 million at December 31, 2009.  The increase in stockholders’ equity reflects the completion of the second step conversion of our mutual holding company and stock offering on July 14, 2010.  At December 31, 2010, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 9.3%, 13.5%, and 14.8%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended December 31, 2010, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.